Exhibit 99.1

Press Release
Contacts: Mel Payne, Chairman & CEO
                Terry Sanford, CFO
                Carriage Services, Inc.
                713-332-8400
FOR IMMEDIATE RELEASE
               Ken Dennard / ksdennard@drg-e.com
               Kip Rupp /krupp@drg-e.com
               DRG&E /713-529-6600
CARRIAGE SERVICES’ BOARD OF DIRECTORS
APPROVES SHARE REPURCHASE PLAN
November 20, 2008 — HOUSTON — Carriage Services, Inc. (NYSE: CSV) announced today that its Board of Directors has approved the repurchase of up to an aggregate of $5 million of its common stock. The Company recently completed a $5 million repurchase plan in October 2008.
     The repurchase plan calls for the repurchases to be made in the open market or in privately negotiated transactions from time-to-time in compliance with applicable laws, rules and regulations, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended, subject to market and business conditions, levels of cash generated from operations, cash requirements for acquisitions, debt covenant compliance, applicable legal requirements and other relevant factors. The plan does not obligate the Company to purchase any particular number of shares, and may be suspended or discontinued at any time.
     Commenting on the announcement, Melvin C. Payne, Carriage Services Chairman and Chief Executive Officer, stated, “Carriage’s management and Board of Directors are committed to building long-term shareholder value, while maintaining financial flexibility and adequate liquidity. We currently have no debt maturities until 2015 and a $35 million unused revolving credit agreement. In the current economic environment we will be cautious with the use of our capital. However, we believe that buying in some of our shares at recent prices makes sense, as the remaining long term shareholders would own more of a company with excellent prospects over the next five years.”
     Carriage Services is a leading provider of death care services and products. As of November 20, 2008, Carriage operates 136 funeral homes in 25 states and 32 cemeteries in 11 states.
Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2007, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.